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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated January 17, 2000, relating to the financial statements and financial highlights of Prudential Sector Funds, Inc. (consisting of Prudential Utility Fund, Prudential Financial Services Fund, Prudential Health Sciences Fund and Prudential Technology Fund), which appear in such Registration Statement. We also consent to the references to us under the headings "Investment Advisory and Other Services" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 14, 2000